AMENDED AND RESTATED
EASTMAN EXECUTIVE DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective as of December 31, 2008)

EASTMAN CHEMICAL COMPANY

AMENDED AND RESTATED
EASTMAN EXECUTIVE DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED
EASTMAN EXECUTIVE DEFERRED COMPENSATION PLAN

Preamble. This Amended and Restated Eastman Executive Deferred Compensation Plan is an unfunded, nonqualified deferred compensation arrangement for eligible employees of Eastman Chemical Company ("the Company") and certain of its subsidiaries.  Under this Plan, each Eligible Employee is annually given an opportunity to defer payment of part of his or her cash compensation.

This Plan originally was adopted effective January 1, 1994, amended and restated effective as of August 1, 2002 and August 1, 2007 and subsequently amended and restated again effective as of December 31, 2008 in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended.  As permitted under guidance issued under Code Section 409A, this Plan does not contain provisions retroactive to the effective date of Section 409A and guidance thereunder since the effective date of such legislation.

Section 1.  Definitions.

Section 1.1.  "Account" means the EDCP Account.  The EDCP Account is further sub-divided into an Interest Account and a Stock Account, and if applicable, each Interest Account and Stock Account is further sub-divided into a Grandfathered Account and a Non-Grandfathered Account.

Section 1.2.  "Board" means the Board of Directors of the Company.

Section 1.3.  "Change In Control" means a change in control of the Company of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1 (a) of a Current Report on Form 8-K, as in effect on December 31, 2001, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, a Change In Control shall be deemed to have occurred at such time as (i) any "person" within the meaning of Section 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company, or any employee benefit plan(s) sponsored by the Company or any subsidiary of the Company, is or has become the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 25% or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors; provided, however, that the following will not constitute a Change In Control: any acquisition by any corporation if, immediately following such acquisition, more than 75% of the outstanding securities of the acquiring corporation ordinarily having the right to vote in the election of directors is beneficially owned by all or substantially all of those persons who, immediately prior to such acquisition, were the beneficial owners of the outstanding securities of the Company ordinarily having the right to vote in the election of directors, or (ii) individuals who constitute the Board on January 1, 2002 (the "Incumbent Board") have ceased for any reason to constitute at least a majority thereof, provided that: any person becoming a director subsequent to January 1, 2002 whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board, (iii) upon approval by the Company's stockholders of a reorganization, merger or consolidation, other than one with respect to which all or substantially all of those persons who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of outstanding securities of the Company ordinarily having the right to vote in the election of directors own, immediately after such transaction, more than 75% of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors; or (iv) upon approval by the Company's stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company other than to a subsidiary of the Company.

Section 1.4.  “Class Year” means each calendar year.  Notwithstanding the foregoing, the “2004 Class Year” includes all amounts deferred into this Plan in 2004 and in any calendar years prior to 2004 plus any earnings accruing to the Participant’s 2004 Class Year.

Section 1.5.  “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.6. "Common Stock" means the $.01 par value common stock of the Company.

Section 1.7. "Company" means Eastman Chemical Company.

Section 1.8. "Compensation Committee" shall mean the Compensation and Management Development Committee of the Board.

Section 1.9.  "Deferrable Amount" means, for a given fiscal year of the Company, an amount equal to the sum of the Eligible Employee's (i) annual base cash compensation; (ii) annual cash payments under the Company's Unit Performance Plan and any sales incentive plan of the Company in which an Eligible Employee participates; (iii) stock and stock-based awards under the Omnibus Plan which, under the terms of the Omnibus Plan and the award, are payable in cash and required or allowed to be deferred into this Plan; (iv) signing bonus and/or retention bonus, if any, received in connection with his or her initial employment with the Company or the acquisition by the Company of such person's previous employer; and (v) special awards of $15,000 or more, such as special awards under the Company’s Employee/Team Recognition Program and Chairman & CEO’s Award Program.  In each case, however, the Deferrable Amount shall not include any amount that must be withheld from the Eligible Employee's wages for income or employment tax purposes.

Section 1.10.  “Disability” means the Participant (i) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under the Applicable Disability Plan (as defined below), or (ii) qualifies for Social Security disability benefits.  The “Applicable Disability Plan” shall be the group long-term disability insurance plan offered by the Company to the Participant at the time of the determination.  If no group long-term disability insurance plan is being offered to the Participant at the time of such determination, the Participant shall be required to satisfy clause (ii) in order to be declared Disabled for purposes of this Plan.

Section 1.11.  “EIP/ESOP” means the Eastman Investment and Employee Stock Ownership Plan.

Section 1.12.  "Eligible Employee" means a U.S.-based employee of the Company or any of its U.S. Subsidiaries who at any time has a salary grade classification of SG-49/SG-105 or above.  Any employee who becomes eligible to participate in this Plan and in a future year does not qualify as an Eligible Employee because of a change in position level shall nevertheless be eligible to participate in such year.

Section 1.13.  “Employee Service Center” means the Company’s internal organization responsible for processing transactions and providing general information for Participants under this Plan.

Section 1.14.  "Enrollment Period" means the period designated by Global Benefits each year, provided however, that such period shall end on or before the last business day of each year.

Section 1.15.  "Excess Compensation” means the excess, if any, of (1) an Employee's "Company Compensation" as defined in the EIP/ESOP, over (2) the applicable dollar amount under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, which applies to the EIP/ESOP for a given plan year of the EIP/ESOP.

Section 1.16.  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

Section 1.17.  “Global Benefits” shall mean the Company’s internal organization responsible for the administration of the payment of benefits under this Plan.

Section 1.18.  “Grandfathered Account” means the value of the Account of each Participant on December 31, 2004, including (i) the amount of the Participant’s ESOP or RSC allocation for 2004, if any, even if such amount had not been credited to a Participant’s Account as of December 31, 2004, and (ii) any earnings accruing to the Participant’s Grandfathered Account.   For purposes of this Plan, no part of the Participant’s Grandfathered Account shall be subject to Code Section 409A, including the 6 month delay required under Section 8.3 of this Plan.  For purposes of this Plan, the “Non-Grandfathered Account” shall equal the Participant’s Account balance on the date of the Participant’s Termination of Employment, minus the amount of the Participant’s Grandfathered Account.  The Non-Grandfathered Account shall be subject to Code Section 409A.

Section 1.19.  “Hardship” means an emergency event beyond the Participant’s control which would cause the Participant severe financial hardship if the payment of amounts from his or her Accounts were not approved.  Any distribution for Hardship shall be limited to amounts in a Participant’s Grandfathered Account.

Section 1.20.  “Initial Enrollment Period” means, for an Eligible Employee who is newly employed by the Company, the period beginning prior to such date of employment and ending 30 days after the date of employment.  For a person who becomes an employee of the Company or a U.S. Subsidiary through an acquisition by the Company of such person's previous employer, "Initial Enrollment Period" with respect to deferral of any signing bonus or retention bonus payable to such person shall mean the period beginning prior to such date of acquisition, and ending 30 days after such date of acquisition.  An Eligible Employee who is rehired by the Company may not enroll during the Initial Enrollment Period if he or she was eligible to participate in this Plan at any time during the twenty-four (24) month period prior to his or her rehire.

Section 1.21.  "Interest Account" means the account established by the Company for each Participant for compensation deferred or Excess Contribution amounts credited pursuant to this Plan and which shall bear interest as described in Section 4.1 below.  The maintenance of individual Interest Accounts is for bookkeeping purposes only.  If applicable, each Interest Account shall be further sub-divided into a Grandfathered Account and Non-Grandfathered Account.

Section 1.22.  "Interest Rate" means the monthly average of bank prime lending rates to most favored customers as published in The Wall Street Journal, such average to be determined as of the last day of each month.

Section 1.23.  "Market Value" means the closing price of the shares of Common Stock on the New York Stock Exchange on the day on which such value is to be determined or, if no such shares were traded on such day, said closing price on the next business day on which such shares are traded, provided, however, that if at any relevant time the shares of Common Stock are not traded on the New York Stock Exchange, then "Market Value" shall be determined by reference to the closing price of the shares of Common Stock on another national securities exchange, if applicable, or if the shares are not traded on an exchange but are traded in the over-the-counter market, by reference to the last sale price or the closing "asked" price of the shares in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System (NASDAQ) or other national quotation service.

Section 1.24.  "Omnibus Plan" means the Eastman Chemical Company 1994 Omnibus Long-Term Compensation Plan or any successor plan to the Omnibus Plan providing for awards of stock and stock-based compensation to Company employees.

Section 1.25.  "Participant" means an Eligible Employee who (i) elects for one or more years to defer compensation pursuant to this Plan; or (ii) receives an ESOP or RSC allocation under Section 2.2 of this Plan.

Section 1.26. "Plan" means this Amended and Restated Eastman Executive Deferred Compensation Plan.

Section 1.27. "Section 16 Insider" means a Participant who is, with respect to the Company, subject to the reporting requirements of Section 16 of the Exchange Act.

Section 1.28.  "Stock Account" means the account established by the Company for each Participant, the performance of which shall be measured by reference to the Market Value of Common Stock.  The maintenance of individual Stock Accounts is for bookkeeping purposes only.  If applicable, each Stock Account shall be further sub-divided into a Grandfathered Account and Non-Grandfathered Account.

Section 1.29.  “Termination of Employment” means a separation from service under Code Section 409A and the Final 409A Regulations.

Section 1.30.  “Unforeseeable Emergency” means severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary or a dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Except as otherwise provided herein, the purchase of a home and the payment of college tuition are not unforeseeable emergencies. Any distribution for an Unforeseeable Emergency shall be limited to amounts in a Participant’s Non-Grandfathered Account.

Section 1.31.  "U.S. Subsidiaries" means the United States subsidiaries of the Company listed on Schedule A.

Section 1.32. "Valuation Date" means each business day.

Section 2.  Deferral of Compensation; Allocations.

Section 2.1.  An Eligible Employee may elect to defer receipt of all or any portion of his or her Deferrable Amount to the Interest Account and/or Stock Account within such person's EDCP Account for the applicable Class Year.  A Participant may make deferrals under this Plan regardless of whether the Participant elects deferrals under the EIP/ESOP for that Class Year.  If an Eligible Employee terminates employment with the Company and all of its U.S. Subsidiaries, any previous Class Year deferral election and distribution election with respect to a payment or award under the Company's Unit Performance Plan, the Company's Omnibus Plan, and any sales incentive plan of the Company in which an Eligible Employee participates, shall remain in effect with respect to such items of compensation payable after Termination of Employment in the absence of a valid election for the first Class Year occurring after the Eligible Employee’s Termination.

Section 2.2.  For any Plan Year in which an Eligible Employee has Excess Compensation, then at such time, if any, as the Company makes a contribution to the EIP/ESOP with respect to such Plan Year, the Company shall credit to the Eligible Employee's Stock Account within his EDCP Account under this Plan, an amount equal to the product of (1) the amount of such Eligible Employee's Excess Compensation multiplied by (2) the ESOP or RSC Payout Percentage (the “ESOP/RSC allocation”).

Section 3.  Deferral Elections.

An Eligible Employee who wishes to defer compensation must irrevocably elect to do so during the applicable Enrollment Period. The Enrollment Period shall end prior to the first day of the service year with respect to the applicable Deferrable Amount. The “service year” is the Eligible Employee’s taxable year in which the services related to the Deferrable Amount will be performed by the Eligible Employee. Elections shall be made annually for each Class Year.

Notwithstanding the foregoing, (i) in the first year in which a person becomes an Eligible Employee by reason of being employed by the Company, the Eligible Employee may elect to defer receipt of all or any portion of his or her Deferrable Amount earned for services to be performed subsequent to such election, provided that such election is made no later than the end of the Initial Enrollment Period; (ii) in the first year in which a person becomes an Eligible Employee through an acquisition by the Company of such person's previous employer, the Eligible Employee may elect to defer receipt of all or any portion of his or her signing bonus and/or retention bonus paid to such Eligible Employee by the Company, provided that (x) the deferred amount represents compensation for services to be performed subsequent to such election, and (y) such election is made no later than the end of the Initial Enrollment Period.

Section 4.  Hypothetical Investments.

Section 4. 1.  Interest Accounts.  Amounts in a Participant's Interest Accounts are hypothetically invested in an interest bearing account which bears interest computed at the Interest Rate, compounded monthly.

Section 4.2.  Stock Accounts.  Amounts in a Participant's Stock Accounts are hypothetically invested in units of Common Stock.  Amounts deferred into Stock Accounts are recorded as units of Common Stock, and fractions thereof with one unit equating to a single share of Common Stock.  Thus, the value of one unit shall be the Market Value of a single share of Common Stock.  The use of units is merely a bookkeeping convenience; the units are not actual shares of Common Stock.  The Company will not reserve or otherwise set aside any Common Stock for or to any Stock Account.

Section 5.  Deferrals and Crediting Amounts to Accounts.

Section 5.1.  Manner of Electing Deferral.  An Eligible Employee may elect to defer compensation by completing the deferral election process established by Global Benefits.   For each Class Year, each Eligible Employee shall elect, in the manner specified by Global Benefits (i) the amount and sources of Deferrable Amount to be deferred; (ii) whether deferral of annual base cash compensation is to be at the same rate throughout the year, or at different rates for each calendar quarter of the year; (iii) the portion of the deferral to be credited to the Participant's Interest Account and Stock Account respectively; and (iv) the manner of payment.  An election to defer compensation shall be irrevocable following the end of the applicable Enrollment Period, but the portion of the deferral to be credited to the Participant's Interest Account and Stock Account, respectively, may be reallocated by the Participant in the manner specified by Global Benefits or its authorized designee through and including the business day immediately preceding the date on which the deferred amount is credited to the Participant's Accounts pursuant to Section 5.2.

Section 5.2.  Crediting of Amounts to Accounts.  Except as otherwise provided in this Section with respect to Section 16 Insiders, amounts to be deferred each Class Year shall be credited to the Participant's Interest Account and/or Stock Account, as applicable, within the EDCP Account as of the date such amounts are otherwise payable.  An ESOP/RSC allocation which is made pursuant to Section 2.2 shall be credited to the Participant's Stock Account within the EDCP Account as of the date the Company makes the contribution to the EIP/ESOP which triggers the ESOP/RSC allocation under this Plan provided the Participant is employed by the Company on the ESOP/RSC allocation date.  In the event a Participant entitled to an ESOP/RSC allocation is not employed on the ESOP/RSC allocation date, such payment shall be made in cash to the Participant by the Company.  Notwithstanding the foregoing, for each Section 16 Insider, each and every Deferrable Amount, when initially credited to the Participant's EDCP Account, shall be held in a Participant's Interest Account until the next date that dividends are paid on Common Stock (see Section 7.6 of this Plan), and on such date the Deferrable Amount that would have been initially credited to the Participant's Stock Account but for this sentence shall be transferred, together with allocable interest thereon, to the Participant's Stock Account, provided that such transfer shall be subject to the restrictions set forth in Section 7.2.

Section 6.  Deferral Period. Subject to Sections 9, 10, and 19 hereof, the amounts credited to a Participant's Accounts and earnings thereon will be deferred until the Participant dies, becomes Disabled or has a Termination of Employment with the Company and all of its U.S. Subsidiaries.  Any such election shall be made during the applicable Enrollment Period on the deferred compensation form referenced in Section 5 above.  The payment of a Participant's Account shall be governed by Sections 8, 9, 10, and 19, as applicable.

Section 7.  Investment in the Stock Account and Transfers Between Accounts.

Section 7.1.  Election Into the Stock Account.  Amounts to be credited to a Participant's Stock Account, whether by reason of a deferral election by the Participant or an ESOP allocation by the Company, shall be credited, as of the date described in Section 5.2, with that number of units of Common Stock, and fractions thereof, obtained by dividing the dollar amount to be credited into the respective Stock Account by the Market Value of the Common Stock as of such date.

Section 7.2.  Transfers Between Accounts.  Except as otherwise provided in this Section, a Participant may direct that all or any portion, designated as a whole dollar amount, of the existing balance of his or her Interest or Stock Account be transferred to the other Account, effective as of (i) the date such election is made, if and only if such election is made prior to the close of trading on the New York Stock Exchange on a day on which the Common Stock is traded on the New York Stock Exchange, or (ii) if such election is made after the close of trading on the New York Stock Exchange on a given day or at any time on a day on which no sales of Common Stock are made on the New York Stock Exchange, then on the next business day on which the Common Stock is traded on the New York Stock Exchange (the date described in (i) or (ii), as applicable, is referred to hereinafter as the election's "Effective Date").

Such election shall be made in the manner specified by the Committee or its authorized designee; provided however, that a Section 16 Insider may only elect to transfer between his or her Accounts if he or she has made no election within the previous six months to effect an "opposite way" fund-switching (i.e., transfer out versus transfer in) transfer into or out of the Stock Account or the Eastman Stock Funds of the Eastman Investment and Employee Stock Ownership Plan, or any other "opposite way" intra-plan transfer or plan distribution involving a Company equity securities fund which constitutes a "Discretionary Transaction" as defined in Rule 16b-3 under the Exchange Act.  A Participant's election to transfer less than all of the funds in his or her Interest Accounts to his or her Stock Accounts shall be applied pro rata to the Interest Account in the Participant's EDCP Account.  The same procedure shall be followed if the Participant elects to transfer less than all of the funds in his or her Stock Accounts to his or her Interest Accounts.

In addition, and notwithstanding the foregoing, a Section 16 Insider's Deferrable Amount that is initially allocated to his or her Interest Account as provided in Section 5.2, shall be transferred, following such initial allocation, from the Participant's Interest Account to his or her Stock Account in the manner provided in Section 5.2.

Section 7.3.  Transfer Into the Stock Account.  If a Participant elects pursuant to Section 7.2 to transfer an amount from his or her Interest Accounts to his or her Stock Accounts, then, effective as of the election's Effective Date, his or her Stock Accounts shall be credited with that number of units of Common Stock; and fractions thereof, obtained by dividing the dollar amount elected to be transferred by the Market Value of the Common Stock on the Valuation Date immediately preceding the election's Effective Date; and (ii) his or her Interest Accounts shall be reduced by the amount elected to be transferred.

Section 7.4.  Transfer Out of the Stock Account.  If a Participant elects pursuant to Section 7.2 to transfer an amount from his or her Stock Accounts to his or her Interest Account, effective as of the election's Effective Date; (i) his or her Interest Accounts shall be credited with a dollar amount equal to the amount obtained by multiplying the number of units to be transferred by the Market Value of the Common Stock on the Valuation Date immediately preceding the election's Effective Date; and (ii) his or her Stock Accounts shall be reduced by the number of units elected to be transferred.

Section 7.5.  Dividend Equivalents.  Effective as of the payment date for each cash dividend on the Common Stock, the Stock Accounts of each Participant who had a balance in his or her Stock Accounts on the record date for such dividend shall be credited with a number of units of Common Stock, and fractions thereof, obtained by dividing (i) the aggregate dollar amount of such cash dividend payable in respect of such Participant's Stock Accounts (determined by multiplying the dollar value of the dividend paid upon a single share of Common Stock by the number of units of Common Stock held in the Participant's Stock Accounts on the record date for such dividend); by (ii) the Market Value of the Common Stock on the Valuation Date immediately preceding the payment date for such cash dividend.

Section 7.6.  Stock Dividends.  Effective as of the payment date for each stock dividend on the Common Stock, additional units of Common Stock shall be credited to the Stock Accounts of each Participant who had a balance in his or her Stock Accounts on the record date for such dividend.  The number of units that shall be credited to the Stock Account of such a Participant shall equal the number of shares of Common Stock and fractions thereof, which the Participant would have received as stock dividends had he or she been the owner on the record date for such stock dividend of the number of shares of Common Stock equal to the number of units credited to his or her Stock Accounts on such record date.

Section 7.7.  Recapitalization.  If, as a result of a recapitalization of the Company, the outstanding shares of Common Stock shall be changed into a greater number or smaller number of shares, the number of units credited to a Participant's Stock Accounts shall be appropriately adjusted on the same basis.

Section 7.8.  Distributions.  Amounts in respect of units of Common Stock may only be distributed out of the Stock Accounts by transfer to the Interest Accounts (pursuant to Sections 7.2 and 7.4 or 7.10) or withdrawal from the Stock Accounts (pursuant to Sections 8, 9, 10, or 19), and shall be distributed in cash.  The number of units to be distributed from a Participant's Stock Accounts shall be valued by multiplying the number of such units by the Market Value of the Common Stock as of the Valuation Date immediately preceding the date such distribution is to occur.  Pending the complete distribution under Section 8.2 or liquidation under Section 7.10 of the Stock Accounts of a Participant who has terminated his or her employment with the Company or any of its U.S. Subsidiaries, the Participant shall continue to be able to make elections pursuant to Sections 7.2, 7.3, and 7.4 and his or her Stock Accounts shall continue to be credited with additional units of Common Stock pursuant to Sections 7.5, 7.6,   and 7.7.

Section 7.9.  Responsibility for Investment Choices.  Each Participant is solely responsible for any decision to defer compensation into his or her EDCP Stock Account, and to retain in his or her ESOP Stock Account any amounts credited thereto, and to transfer amounts to and from his or her Stock Accounts. Each Participant accepts all investment risks entailed by such decision, including the risk of loss and a decrease in the value of the amounts he or she elects to transfer into his or her Stock Accounts.

Section 7.10.  No Reinvestment in Stock Accounts after Termination of Employment.  Once a Participant has had a Termination of Employment with the Company and all of its U.S. Subsidiaries, a Participant may, until his Account is fully distributed and pursuant to the rules of this Plan, elect to liquidate units of the Stock Accounts and transfer such value to the Interest Accounts, but the Participant may not transfer any funds from the Interest Accounts into the Stock Accounts.  For purposes of valuing the units of Common Stock subject to such a transfer, the approach described in Section 7.8 shall be used.

Section 8.  Payment of Deferred Compensation.

Section 8.1.  Background.  No withdrawal may be made from a Participant's Accounts except as provided in this Section 8 and Sections 9, 10, and 19.

Section 8.2.  Manner of Payment.  Payment of a Participant's Account shall be made in a single lump sum or annual installments, as elected by the Participant pursuant to this Section 8 for each Class Year.  The maximum number of annual installments is ten.  If a Participant elects installments, the amount of each payment shall be equal to the value, as of the preceding Valuation Date, of the Participant’s Class Year Account, divided by the number of installments remaining to be paid.  All payments from this Plan shall be made in cash.

Section 8.3.  Timing of Payments.

(a)       Subject to Sections 8.3(b), 8.3(c) and 8.3(d), payments shall commence in the year elected by the Participant pursuant to this Section 8, up through the tenth year following the year in which the Participant becomes Disabled or has a Termination of Employment from the Company and all of its U.S. Subsidiaries, but in no event may a Participant elect to have payments commence later than the year the Participant reaches age 71.  If payment is due from a Participant’s Grandfathered Account in a lump sum, such payment shall be made on the first business day of the month following the Participant’s Termination of Employment.  If payment is due from a Participant’s Grandfathered Account in installments, payments shall begin on the first business day following the Participant’s Termination of Employment and the remaining installment payments shall be made on each anniversary of the Participant’s first installment payment.

(b)       If payment is due from this Plan on account of Termination of Employment (but not death or Disability) and  payment is due in a lump sum, the Participant’s right to receive such payment will be delayed until the earlier of the Participant’s death, Disability or the first business day of the seventh month following the date of the Participant’s Termination of Employment (subject to the exceptions specified in the Final 409A Regulations).  This Section 8.3(b) shall not apply to any portion of the Participant’s Grandfathered Account.

(c)       If payment(s) are due from this Plan on account of Termination of Employment (but not death or Disability) and payments are due in annual installments, the Participant’s right to begin to receive such payments will be delayed until the earlier of the Participant’s death, Disability or the first business day of the seventh month following the date of the Participant’s Termination of Employment (subject to the exceptions specified in the Final 409A Regulations) and the remaining installment payments will be paid on the anniversary of the Participant’s first installment payment.  For purposes of this Plan, each installment payment is considered to be a separate payment.  This Section 8.3(c) shall not apply to any portion of the Participant’s Grandfathered Account.

(d)       If payment(s) are due from this Plan on account of Disability, and payments are due in annual installments, payments from the Participant’s Grandfathered Account and Non-Grandfathered Account shall commence no later than the first business day of the second month following the Participant’s Termination of Employment and the remaining installment payments will be paid on each anniversary of the initial payment.  If payment is due from this Plan on account of Disability in a lump sum, payment from the Participant’s Grandfathered Account and Non-Grandfathered Account shall be made to the Participant on the first business day of the month following the Participant’s Termination of Employment.

Section 8.4.  Valuation.   The amount of each payment shall be equal to the value, as of the preceding Valuation Date, of the Participant's Accounts, divided by the number of remaining payments to be paid.  If payment of a Participant's Accounts is to be paid in installments and the Participant has a balance in his or her Stock Account at the time of the payment of an installment, the amount that shall be distributed from his or her Stock Account shall be the amount obtained by multiplying the total amount of the installment determined in accordance with the immediately preceding sentence by the percentage obtained by dividing the balance in the Stock Account as of the immediately preceding Valuation Date by the total value of the Participant's Accounts as of such date.  Similarly, in such case, the amount that shall be distributed from the Participant's Interest Account shall be the amount obtained by multiplying the total amount of the installment determined in accordance with the first sentence of this Section 8.4 by the percentage obtained by dividing the balance in the Interest Account as of the immediately preceding Valuation Date by the total value of the Participant's Accounts as of such date.

Section 8.5.  Participant Payment Elections.  An election by a Participant concerning the method of payment under Section 8.2 or the commencement of payments under Section 8.3 for his or her 2004 Class Year account must be made at least one (1) year before the Participant's Termination of Employment, and must be made during the Enrollment Period in the manner specified by Global Benefits.  An election by a Participant concerning the method of payment under Section 8.2 or the commencement of payments under Section 8.3 for his or her 2005 or later Class Year accounts, must be made during the Enrollment Period which ends prior to the first day of the service year with respect to the Deferrable Amount subject to the election.  Changes to elections for a Participant’s 2005 or later Class Year accounts must comply with Section 8.6.

Section 8.5A.  Default Payment Distribution Elections.  If a Participant does not have a valid election in force at the time of Termination of Employment for any Class Year, then (i) if the value of his aggregate Accounts (Grandfathered and Non-Grandfathered) as of the last Valuation Date of the calendar year in which he has a Termination of Employment is less than ten thousand dollars ($10,000), then the value of his Class Year Account(s) for which a valid distribution election does not exist shall be paid in a single lump sum to the Participant on the first business day of the seventh month following the Participant’s Termination of Employment date; and (ii) if the aggregate value of his Accounts (Grandfathered and Non-Grandfathered) as of the last Valuation Date of the calendar year in which he has a Termination of Employment is ten thousand dollars ($10,000) or more, then the value of his Class Year Account(s) for which a valid distribution election does not exist shall be paid in five (5) annual installments beginning on the first business day of the seventh month following the Participant’s Termination of Employment date with the remaining installments paid to the Participant on each anniversary of the initial payment.  Notwithstanding the foregoing, if the Class Year account for which a valid distribution election does not exist is the Participant’s 2004 Class Year account, the six month delay shall not apply and payments shall be made in accordance with the provisions of Section 8.3(a).

This Section 8.5A shall apply regardless of the Participant’s age on the date of his Termination of Employment.

Section 8.6.  Special Payment Election Rules.

(a)
Notwithstanding Sections 8.2, 8.3, 8.5 and 8.5A, if a Participant terminates employment less than one (1) year after the date he first becomes eligible to participate in this Plan, then an election made by the Participant under this Section 8 no later than thirty (30) days after the date he first becomes eligible to participate in this Plan shall be valid.

(b)
The timing of a distribution of a Participant’s Non-Grandfathered Account may not be accelerated, except in the event of an Unforeseeable Emergency or other permissible acceleration of distribution under Treas. Reg. Section 1.409A-3(j)(4)(iii) (conflicts of interest), (j)(4)(vi) (payment of employment taxes), (j)(4)(vii) (payment upon income inclusion under Section 409A), (j)(4)(ix) (plan terminations and liquidation), (j)(4)(xi) (payment of state, local or foreign taxes), (j)(4)(xiii) (certain offsets) and (i)(4)(xiv) (bona fide disputes).

(c)	Any change which delays the timing of distributions or changes the form of distributions from a Participant’s Non-Grandfathered Account may be made only if the following requirements are met:

(i)   Any election to change the time and form of distribution may nottake effect until at least 12 months after the date on which the election ismade;

(ii)  Other than in the event of death, the first payment with respect to the election described in (i) above, must be deferred for a period of at least 5 years from the date such payment otherwise would have been made; and

(iii)  Any election related to a payment to be made at a specified time may not be made less than 12 months prior to the date of the first scheduled payment.

Any election to change the time or form of distribution from a Participant’s Grandfathered Account must be in effect at least 12 months before the Participant’s Termination of Employment in order to be valid.

Section 9.  Payment of Deferred Compensation After Death.  If a Participant dies prior to complete payment of his or her Accounts, the balance of such Accounts, valued as of the Valuation Date immediately preceding the date payment is made, shall be paid in a single, lump sum Payment to:  (i) the beneficiary or contingent beneficiary designated by the Participant in accordance with procedures established by Global Benefits and such lump sum shall be paid no later than ninety (90) days after the Employee Service Center is notified of the Participant’s death, (ii) in the absence of a valid designation of a beneficiary or contingent beneficiary, the Participant's estate within 30 days after appointment of a legal representative of the deceased Participant.

Section 10.  Acceleration of Payment for Hardship or Unforeseeable Emergency.

Section 10.1.  Hardship or Unforeseeable Emergency.  Hardship distributions shall be limited to amounts in a Participant’s Grandfathered Account and distributions for an Unforeseeable Emergency shall be limited to amounts in a Participant’s Non-Grandfathered Account. Upon written approval from the Company's Senior Vice President and Chief Administrative Officer (“Senior VP & CAO), with respect to Participants other than executive officers of the Company, and by the Compensation Committee, with respect to Participants who are executive officers of the Company, and subject to the restrictions in the next two sentences, a Participant, whether or not he or she is still employed by the Company or any of its U.S. Subsidiaries, may be permitted to receive all or part of his or her Accounts if the Company's Senior VP & CAO (or his delegate), or the Compensation Committee, as applicable, determines that the Participant has suffered a Hardship or Unforeseeable Emergency.  The amount distributed may not exceed the amount necessary to satisfy the Hardship or Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Hardship or Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

Section 10.2.  Other Payments.  Any participant in this Plan may at his or her discretion withdraw at any time all or part of that person's Grandfathered Account Balance under this Plan; provided, if this option is exercised the individual will forfeit to the Corporation 10% of his or her aggregate Grandfathered Account Balance, and will not be permitted to make deferrals to or receive ESOP or RSC allocations under this Plan for a period of 36 months beginning on the first day of the plan year following the plan year which includes the date any payment to a Participant is made under this section.

Section 10.3.  Accelerated Payment. If under this Plan one-half or more of the Participants with a Grandfathered Account, or one-fifth or more of the Participants with a Grandfathered Account with one-half or more of the value of all benefits owed exercise their option for immediate distribution in any consecutive six-month period, this will trigger immediate payment to all Participants of all benefits owed under the terms of this Plan from Grandfathered Accounts, immediate payout under this section will not involve reduction of the amounts paid to Participants as set forth in section 10.2.  Any individual that has been penalized in this six-month period for electing immediate withdrawal will be paid that penalty, and continuing participation will be allowed, if payout to all Participants under this section occurs.  Solely for purposes of this Section 10.3, “benefits” shall refer to amounts held in Grandfathered Accounts under this Plan.

Section 10.4.  Section 16 Insiders.  A Section 16 Insider may only receive a withdrawal from his or her Stock Account pursuant to this Section 10 if he or she has made no election within the previous six months to effect a fund-switching transfer into the Stock Account or the Eastman Stock Fund of the Eastman Investment Plan or any other "opposite way" intra-plan transfer into a Company equity securities fund which constitutes a "Discretionary Transaction" as defined in Rule 16b-3 under the Exchange Act.  If such a distribution occurs while the Participant is employed by the Company or any of its U.S. Subsidiaries, any election to defer compensation for the year in which the Participant receives a withdrawal shall be ineffective as to compensation earned for the pay period following the pay period during which the withdrawal is made and thereafter for the remainder of such year and shall be ineffective as to any other compensation elected to be deferred for such year.

Section 10.5.  EDCP Elections.  A Participant's election to withdraw less than all of the funds in his or her Account under Sections 10.1 or 10.2 above shall be applied pro rata to all of the Participant's sub-accounts under this Plan (i.e., to the two investment accounts under the EDCP Account.

Section 11.  Non-Competition and Non-Disclosure Provision. Participant will not, without the written consent of the Company, either during his or her employment by Company or any of its U.S. Subsidiaries or thereafter, disclose to anyone or make use of any confidential information which he or she has acquired during his or her employment relating to any of the business of the Company or any of its subsidiaries, except as such disclosure or use may be required in connection with his or her work as an employee of Company or any of its U.S. Subsidiaries.  During Participant's employment by the Company or any of its U.S. Subsidiaries, and for a period of two years after the termination of such employment, he or she will not, without the written consent of the Company, either as principal, agent, consultant, employee or otherwise, engage in any work or other activity in competition with the Company in the field or fields in which he or she has worked for the Company or any of its U.S. Subsidiaries.  The agreement in this Section 11 applies separately in the United States and in other countries but only to the extent that its application shall be reasonably necessary for the protection of the Company. If the Participant does not comply with the terms of this Section 11, the Company's Senior VP & CAO (or his delegate) with respect to Participants other than executive officers of the Company, or the Compensation Committee, with respect to executive officers of the Company may, in his or its sole discretion, direct the Company to pay to the Participant the balance credited to the portion of his or her Interest Accounts and/or Stock Accounts that consists of the Grandfathered Account portion.

Section 12.  Participant's Rights Unsecured.  The benefits payable under this Plan shall be paid by the Company each year out of its general assets.  To the extent a Participant acquires the right to receive a payment under this Plan, such right shall be no greater than that of an unsecured general creditor of the Company.  No amount payable under this Plan may be assigned, transferred, encumbered or subject to any legal process for the payment of any claim against a Participant.  No Participant shall have the right to exercise any of the rights or privileges of a shareowner with respect to the units credited to his or her Stock Accounts.

Section 13.  No Right to Continued Employment. Participation in this Plan shall not give any employee any right to remain in the employ of the Company or any of its U.S. Subsidiaries.  The Company and each employer U S. Subsidiary reserve the right to terminate any Participant at any time.

Section 14.  Statement of Account. Statements will be made available no less frequently than annually to each Participant or his or her estate showing the value of the Participant's Accounts.

Section 15.  Deductions. The Company will withhold to the extent required by law an applicable income and other taxes from amounts deferred or paid under this Plan.

Section 16.  Administration.

Section 16.1.  Responsibility.  Except as expressly provided otherwise herein, the Compensation Committee shall have total and exclusive responsibility to control, operate, manage and administer this Plan in accordance with its terms.

Section 16.2.  Authority of the Compensation Committee.  The Compensation Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to this Plan.  Without limiting the generality of the preceding sentence, the Compensation Committee shall have the exclusive right to interpret this Plan, to determine eligibility for participation in this Plan, to decide all questions concerning eligibility for and the amount of benefits payable under this Plan, to construe any ambiguous provision of this Plan, to correct any default, to supply any omission, to reconcile any inconsistency, and to decide any and all questions arising in the administration, interpretation, and application of this Plan.

Section 16.3.  Discretionary Authority.  The Compensation Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under this Plan including, without limitation, its construction of the terms of this Plan and its determination of eligibility for participation and benefits under this Plan.  It is the intent that the decisions of the Compensation Committee and its action with respect to this Plan shall be final and binding upon all persons having or claiming to have any right or interest in or under this Plan and that no such decision or action shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious.

Section 16.4.  Authority of Senior Vice President and Chief Administrative Officer (“Senior VP & CAO”).  Where expressly provided for under Sections 8, 10 and 11, the authority of the Compensation Committee is delegated to the Company's Senior VP & CAO, and to that extent the provisions of Section 16.1 through 16.3 above shall be deemed to apply to such Senior VP & CAO.

Section 16.5.  Delegation of Authority.  The Compensation Committee may provide additional delegation of some or all of its authority under this Plan to any person or persons provided that any such delegation be in writing.

Section 17.  Amendment.  The Board may suspend or terminate this Plan at any time.  Notwithstanding the foregoing, termination with respect to the portion of this Plan that includes the Non-Grandfathered Accounts must comply with the requirements of Treas. Reg. Section 1.409A-3(j)(4)(ix).  In addition, the Board may, from time to time, amend this Plan in any manner without shareowner approval; provided however, that the Board may condition any amendment on the approval of shareowners if such approval is necessary or advisable with respect to tax, securities, or other applicable laws. However, no amendment, modification, or termination shall, without the consent of a Participant, adversely affect such Participant's accruals in his or her Accounts as of the date of such amendment, modification, or termination.

Section 18.  Governing Law. This Plan shall be construed, governed and enforced in accordance with the law of Tennessee, except as such laws are preempted by applicable federal law.

Section 19.  Change in Control.

Section 19.1.  Background.  The terms of this Section 19 shall immediately become operative, without further action or consent by any person or entity, upon a Change in Control, and once operative shall supersede and control over any other provisions of this Plan.

Section 19.2.  Amendment On or After Change in Control.  On or after a Change in Control, no action, including, but not by way of limitation, the amendment, suspension or termination of this Plan, shall be taken which would affect the rights of any Participant or the operation of this Plan with respect to the balance in the Participant's Accounts without the written consent of the Participant, or, if the Participant is deceased, the Participant's beneficiary under this Plan (if any).

Section 19.3.                                Attorney Fees.  The Company shall pay all reasonable legal fees and related expenses incurred by a Participant in seeking to obtain or enforce any payment, benefit or right such participant may be entitled to under this Plan after a Change in Control; provided, however, the Participant shall be required to repay any such amounts to the Company to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced in bad faith.  For purposes of this Section 19.3, the legal fees and related expenses must be incurred by the Participant within 5 years of the date the Change in Control occurs.  All reimbursements must be paid to the Participant by the Company no later than the end of the tax year following the tax year in which the expense is incurred.

Section 20.  Compliance with SEC Regulations.  It is the Company's intent that this Plan comply in all respects with Rule 16b-3 of the Exchange Act, and any regulations promulgated thereunder.  If any provision of this Plan is found not to be in compliance with such rule, the provision shall be deemed null and void. All transactions under this Plan, including, but not by way of limitation, a Participant's election to defer compensation under Section 7 and withdrawals in the event of a Hardship or Unforeseeable Emergency under Section 10, shall be executed in accordance with the requirements of Section 16 of the Exchange Act, as amended and any regulations promulgated thereunder.  To the extent that any of the provisions contained herein do not conform with Rule 16b-3 of the Exchange Act or any amendments thereto or any successor regulation, then the Committee may make such modifications so as to conform this Plan to the Rule's requirements.

Section 21.  Successors and Assigns. This Plan shall be binding upon the successors and assigns of the parties hereto.

SCHEDULE A

Eastman Chemical Resins, Inc.

Eastman Gasification Services Company

EGSC Beaumont, Inc.